Exhibit 99.1

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED BALANCE SHEETS

(UNAUDITED) (In thousands)

	DECEMBER 31, 2003	SEPTEMBER 30, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,353	$7,998
Notes and accounts receivable—net	2,588	2,803
Inventories	1,225	1,054
Prepaid expenses and other current assets	2,562	2,907
Income taxes receivable	709	434
Deferred income taxes	2,893	2,893

Total current assets	15,330	18,089

PROPERTY OWNED—Net	59,397	60,361

PROPERTY HELD UNDER CAPITAL LEASES—Net	5,907	4,919

GOODWILL	37,898	38,989
DOMESTIC TRADEMARKS	19,800	19,800
OTHER INTANGIBLE ASSETS	25,852	24,132
OTHER ASSETS	679	747

TOTAL ASSETS	$164,863	$167,037

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED BALANCE SHEETS

(UNAUDITED) (In thousands, except share data)

	DECEMBER 31, 2003	SEPTEMBER 30, 2004
LIABILITIES AND STOCKHOLDER’S EQUITY(DEFICIENCY)

CURRENT LIABILITIES:
Current portion of notes payable to SunTrust Bank	$3,667	$3,667
Current portion of obligations under capital leases	1,262	1,208
Current portion of other notes payable	1,222	593
Accounts payable	8,779	8,175
Accrued salaries	5,707	5,081
Accrued vacation	1,285	1,325
Accrued insurance	2,248	2,790
Income taxes payable	—	979
Accrued interest	409	3,177
Accrued advertising	279	—
Other accrued expenses and current liabilities	4,242	4,309

Total current liabilities	29,100	31,304

NONCURRENT LIABILITIES:
Senior secured notes	110,000	110,000
Notes payable to SunTrust Bank—less current portion	7,333	5,500
Obligations under capital leases—less current portion	7,922	6,835
Other notes payable—less current portion	1,824	1,324
Deferred income taxes	2,804	2,804
Other noncurrent liabilities	8,496	8,677

Total noncurrent liabilities	138,379	135,140

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY (DEFICIENCY):
Common stock, $.01 par value—20,000 shares authorized; 100 shares issued and outstanding
Additional paid-in-capital	—	—
Accumulated other comprehensive income	—	—
Retained earnings / (accumulated deficit)	(2,616)	593

Total stockholder’s equity (deficiency)	(2,616)	593

TOTAL	$164,863	$167,037

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	39 Weeks Ended September 30,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,351	$3,209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and intangible assets	9,398	9,901
(Gain) loss on disposal of assets	17	(393)
Asset impairment		588
Amortization of deferred financing costs	363	940
Changes in operating assets and liabilities:
Notes and accounts receivable—net	(388)	(215)
Inventories	(34)	171
Prepaid expenses and other current assets	(732)	(305)
Income taxes receivable/payable	1,775	1,254
Other assets	(139)	(68)
Accounts payable	3,472	592
Accrued salaries and vacation	57	(586)
Accrued insurance	1,464	542
Accrued interest	(349)	2,768
Accrued advertising	(534)	(279)
Other accrued expenses and current liabilities	645	248

Net cash provided by operating activities	21,366	18,367

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from asset disposition	3	1,295
Purchase of franchise restaurants—net of cash acquired	(1,288)	(2,421)
Purchase of property	(7,498)	(9,248)

Net cash used in investing activities	(8,783)	(10,374)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of obligations under capital leases	(794)	(913)
Payments on notes payable	(6,229)	(2,962)
Deferred financing costs	—	(1,473)

Net cash used in financing activities	(7,023)	(5,348)